As filed with the Securities and Exchange Commission on December 2, 2013

Registration No. 333-179745

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STEVIA CORP.

(Exact name of registrant as specified in its charter)

Nevada	700	98-0537233
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

7117 US 31S

Indianapolis, IN 46227

(888) 250-2566

(Address and telephone number of principal executive offices and principal place of business)

CSC Services of Nevada, Inc.

2215-B Renaissance Drive

Las Vegas, NV 89119

(702) 740-4244

(Name, address and telephone number of agent for service)

Copies to:

Mark C. Lee

Saxon Peters

GREENBERG TRAURIG, LLP

1201 K Street, Suite 1100

Sacramento, California 95814

Telephone: (916) 442-1111

Facsimile: (916) 448-1709

Approximate date of proposed sale to the public:

From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

As set forth in the registration statement of Stevia Corp. (the “Registrant”) on Form S-1 (File No. 333-179745), declared effective by the U.S. Securities and Exchange Commission on December 7, 2012 (the “Registration Statement”), the Registrant is filing this Post-Effective Amendment No. 1 to deregister 17,108,545 shares of its common stock, par value $0.001 per share (“Common Stock”), previously registered under the Securities Act of 1933, as amended, pursuant to the Registration Statement.

Pursuant to the Registration Statement, an aggregate of 17,108,545 shares of Common Stock were registered consisting of (a) 14,885,211 shares that may have been put by the Registrant under an equity purchase agreement between the Registrant and Southridge Partners II, LP (the “Southridge Agreement”), (b) 1,066,667 shares issued pursuant to a securities purchase agreement with certain selling stockholders (the “Financing Stockholders”) and (c) 1,066,667 shares offered for resale following the exercise of certain warrants issued to such Financing Stockholders in connection with the securities purchase agreement.

As of November 12, 2013, the Registrant had terminated the offering of securities pursuant to the Southridge Agreement. The Registrant has not put any shares of its common stock pursuant to the Southridge Agreement. The 1,066,667 shares issued to the Financing Stockholders pursuant to the equity purchase agreement and the 1,066,667 shares offered for resale following the exercise of the warrants issued to the Financing Stockholders have been traded into the secondary market. In accordance with the undertaking mentioned above, the Registrant deregisters all 17,108,545 shares of Common Stock previously registered pursuant to the Registration Statement. Simultaneous with the filing of this Post-Effective Amendment No. 1, the Registrant will file a Pre-Effective Amendment to the Registration Statement on Form S-1, filed on May 21, 2013 (the “Subsequent Registration Statement”), to increase the shares covered by the Subsequent Registration Statement to include 683,202 shares which may be offered for resale following the exercise of the warrant issued to one of the Financing Stockholders as a result of the anti-dilution provision contained therein.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Indianapolis, State of Indiana, on December 2, 2013

STEVIA CORP.
a Nevada corporation

Dated: December 2, 2013	/s/ George Blankenbaker
By: George Blankenbaker
Its: President, Secretary, Treasurer and Director
(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Dated: December 2, 2013	/s/ George Blankenbaker
George Blankenbaker
President, Secretary, Treasurer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Dated: December 2, 2013	/s/ Pablo Erat*
Pablo Erat
Director

Dated: December 2, 2013	/s/ Rodney L. Cook*
Rodney L. Cook
Director

*/s/ George Blankenbaker
George Blankenbaker, Attorney-in-Fact

Dated: December 2, 2013

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